          [Letterhead of Kraft Bros., Esstman, Patton & Harrell, PLLC]

                                                                   Exhibit 99(c)

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
First Southern Bancshares, Inc.
Florence, Alabama

We have audited the accompanying consolidated statements of financial condition of First Southern Bancshares, Inc. and its wholly-owned subsidiary, First Southern Bank (collectively, the "Company"), as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Southern Bancshares, Inc. and subsidiary as of December 31, 2002 and 2001, and the consolidated results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully discussed in
Note 10 to the consolidated financial statements, the Company has suffered recurring losses from operations and continues to operate under the Consent Order referred to in Note 10. Management's plans in regard to these matters are also described in Note 10.

                                /s/ Kraft Bros., Esstman, Patton & Harrell, PLLC

Nashville, Tennessee
February 28, 2003

                 FIRST SOUTHERN BANCSHARES, INC. AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                    (Dollars in thousands, except share data)

                                                                                        December 31,      December 31,
                                                                                            2002              2001
                                                                                       --------------    --------------
                                                         ASSETS
                                                         ------
Cash and cash equivalents                                                                $   7,011         $  14,230
Investment securities available for sale, at market                                         15,482            12,858
Investment securities, held to maturity, at cost                                                 -             3,230
Loans held for sale                                                                            271               821
Loans receivable, net                                                                       67,640            90,420
Premises and equipment, net                                                                  2,352             2,807
Federal Home Loan Bank stock, at cost                                                          684             1,866
Accrued interest receivable                                                                    593               976
Income taxes receivable                                                                        347             2,363
Foreclosed real estate and other assets                                                        697             1,226
Other assets                                                                                   275               435
                                                                                         ---------         ---------
    Total assets                                                                         $  95,352         $ 131,232
                                                                                         =========         =========

                                          LIABILITIES AND STOCKHOLDERS' EQUITY
                                          ------------------------------------
Liabilities:
  Deposits
    Demand accounts                                                                      $  26,193         $  36,302
    Certificate accounts                                                                    54,855            82,362
                                                                                         ---------         ---------
       Total deposits                                                                       81,048           118,664
  Advances from Federal Home Loan Bank                                                       5,738             5,862
  Notes payable to banks                                                                       750               750
  Notes payable to directors                                                                 1,250                 -
  Other liabilities                                                                            232               218
                                                                                         ---------         ---------
    Total liabilities                                                                       89,018           125,494
                                                                                         ---------         ---------

Commitments and contingencies                                                                    -                 -

Redeemable Preferred Stock, $.01 par value
  Series A - 250,000 shares authorized; 160,350 shares issued and outstanding; 4% cumulative dividends initially, increasing after five years (aggregate future redemption value $3,528 plus cumulative
    dividend arrearages and incentive payment of $497)                                       3,969             3,458
  Series B - 56,000 shares authorized; 47,775 shares issued and outstanding;
    6% cumulative dividends initially, increasing after three years
    (aggregate future redemption value $1,283 plus cumulative dividend
    arrearages of $79)                                                                       1,221             1,030
                                                                                         ---------         ---------

    Total redeemable preferred stock                                                         5,190             4,488
                                                                                         ---------         ---------

Stockholders' equity
  Common stock, $.01 par value; 4,000,000 shares authorized; 2,076,969
    shares issued and 1,256,715 outstanding                                                     21                21
  Common stock warrants, 50,000 outstanding at $1 per share as of December
    31, 2002                                                                                     8                 -
  Additional paid-in capital                                                                11,407            11,407
  Retained earnings - substantially restricted                                               1,076             1,487
  Net unrealized gain (loss) on securities available for sale                                  113              (184)
  Treasury stock, at cost                                                                  (11,481)          (11,481)
                                                                                         ---------         ---------
    Total stockholders' equity                                                               1,144             1,250
                                                                                         ---------         ---------

    Total liabilities and stockholders' equity                                           $  95,352         $ 131,232
                                                                                         =========         =========

See accompanying notes to consolidated financial statements.

                 FIRST SOUTHERN BANCSHARES, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (Dollars in thousands, except share data)

                                                                          Year Ended December 31,
                                                                      --------------------------------
                                                                          2002                2001
                                                                      ------------        ------------
INTEREST INCOME:
  Loans                                                                $   5,524           $   9,333
  Investment securities                                                      706                 442
  Other                                                                      276                 463
                                                                       ---------           ---------

       Total interest income                                               6,506              10,238
                                                                       ---------           ---------

INTEREST EXPENSE:
  Deposits                                                                 2,938               5,635
  Federal Home Loan Bank advances and other                                  453                 818
                                                                       ---------           ---------
       Total interest expense                                              3,391               6,453
                                                                       ---------           ---------

NET INTEREST INCOME                                                        3,115               3,785

PROVISION FOR LOAN LOSSES                                                    633               5,904
                                                                       ---------           ---------

NET INTEREST INCOME (EXPENSE) AFTER PROVISION
  FOR LOAN LOSSES                                                          2,482              (2,119)
                                                                       ---------           ---------

NONINTEREST INCOME (EXPENSE):
  Loan fees and service charges                                              800                 704
  Net gains on sale of loans                                                  10                  91
  Net losses on sale of real estate owned and other assets                  (141)             (1,014)
  Net gains (losses) on sale of investments                                  116                  (6)
  Net premium on transfer of deposits                                      1,378                   -
  Net gains on sale of premises and equipment                                255                   -
  Other                                                                       39                  55
                                                                       ---------           ---------
       Total noninterest income (expense)                                  2,457                (170)
                                                                       ---------           ---------

NONINTEREST EXPENSES:
  Compensation and employee benefits                                       2,411               2,447
  Building and occupancy expense                                             542                 686
  Data processing expense                                                    482                 492
  Advertising                                                                 32                  53
  Insurance expense                                                          312                 237
  Other                                                                    1,142               1,651
                                                                       ---------           ---------
       Total noninterest expense                                           4,921               5,566
                                                                       ---------           ---------

INCOME (LOSS) BEFORE INCOME TAXES                                             18              (7,855)

INCOME TAX EXPENSE (BENEFIT)                                                (272)                 12
                                                                       ---------           ----------

NET INCOME (LOSS)                                                            290              (7,867)

CUMULATIVE DIVIDENDS ARREARAGES AND PREMIUM
   ACCRETION ON PREFERRED STOCK                                              701                   -
                                                                       ---------           ---------

BASIC LOSS APPLICABLE TO COMMON SHAREHOLDERS                           $    (411)          $  (7,867)
                                                                       =========           =========

BASIC LOSS PER COMMON SHARE                                            $   (0.33)          $   (6.26)
                                                                       =========           =========

DILUTED LOSS PER COMMON SHARE                                          $   (0.33)          $   (6.26)
                                                                       =========           =========

DIVIDENDS PER COMMON SHARE                                             $       -           $       -
                                                                       =========           =========

See accompanying notes to consolidated financial statements.

                 FIRST SOUTHERN BANCSHARES, INC. AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                 (In thousands)

                                                                                   Common Stock                       Additional
                                                                                   ------------
                                                                 Issued             In Treasury         Warrants       Paid-In
                                                                 -------            -----------         --------
                                                              Shares   Amount    Shares    Amount   Shares   Amount    Capital
                                                            -------------------------------------------------------------------
Balances at January 1, 2001                                 2,076,969  $   21   (817,958) $(11,467) $    -  $     -   $  11,429
Net loss for the year ended December 31, 2001                       -       -          -         -       -        -           -
Change in net unrealized gain (loss) on securities
  available for sale, net of reclassification adjustments
  And tax effects                                                   -       -          -         -       -        -           -
Total comprehensive loss                                            -       -          -         -       -        -           -
Acquisition of treasury stock                                       -       -     (2,296)      (14)      -        -         (22)
Amortization of MRDP unearned compensation                          -       -          -         -       -        -           -
                                                            ---------  ------   --------  --------  ------  -------   ---------
Net change for the year                                             -       -     (2,296)      (14)      -        -         (22)
                                                            ---------  ------   --------  --------  ------  -------   ---------

Balances at December 31, 2001                               2,076,969      21   (820,254)  (11,481)      -        -      11,407
Net income for the year ended December 31, 2002                     -       -          -         -       -        -           -
Change in net unrealized gain (loss) on securities
  available for sale, net of reclassification adjustments
  And tax effects                                                   -       -          -         -       -        -           -
Total comprehensive income                                          -       -          -         -       -        -           -
Issuance of common stock warrants                                   -       -          -         -  50,000        8           -
Accretion and dividends accrued on redeemable
  preferred stock - Series A                                        -       -          -         -       -        -           -
Accretion and dividends accrued on redeemable
  preferred stock - Series B                                        -       -          -         -       -        -           -
                                                            ---------  ------   --------  --------  ------  -------   ---------
Net change for the year                                             -       -          -         -  50,000        8           -
                                                            ---------  ------   --------  --------  ------  -------   ---------
Balances at December 31, 2002                               2,076,969  $   21   (820,254) $(11,481) 50,000  $     8   $  11,407
                                                            =========  ======   ========  ========  ======  =======   =========

                                                               Retained         Unearned    Accumulated

                                                               Earnings         Employee       Other            Total

                                                             Substantially    Compensation  Comprehensive   Stockholders'

                                                               Restricted         MRDP      Income (Loss)       Equity
                                                            -------------------------------------------------------------
Balances at January 1, 2001                                 $        9,354    $        (68) $        (39)   $       9,230
Net loss for the year ended December 31, 2001                       (7,867)              -             -           (7,867)
Change in net unrealized gain (loss) on securities
  available for sale, net of reclassification adjustments
  And tax effects                                                        -               -          (145)            (145)
                                                                                                            -------------
Total comprehensive loss                                                 -               -             -           (8,012)
                                                                                                            -------------
Acquisition of treasury stock                                            -               -             -              (36)
Amortization of MRDP unearned compensation                               -              68             -               68
                                                            --------------    ------------  ------------    -------------
Net change for the year                                             (7,867)             68          (145)          (7,980)
                                                            --------------    ------------  ------------    -------------

Balances at December 31, 2001                                        1,487               -          (184)           1,250
Net income for the year ended December 31, 2002                        290               -             -              290
Change in net unrealized gain (loss) on securities
  available for sale, net of reclassification adjustments
  And tax effects                                                        -               -           297              297
                                                                                                            -------------
Total comprehensive income                                               -               -             -              587
                                                                                                            -------------
Issuance of common stock warrants                                        -               -             -                8
Accretion and dividends accrued on redeemable
  preferred stock - Series A                                          (510)              -             -             (510)
Accretion and dividends accrued on redeemable
  preferred stock - Series B                                          (191)              -             -             (191)
                                                            --------------    ------------  ------------    -------------
Net change for the year                                               (411)              -           297             (106)
                                                            --------------    ------------  ------------    -------------
Balances at December 31, 2002                               $        1,076    $          -  $        113    $       1,144
                                                            ==============    ============  ============    =============

See accompanying notes to consolidated financial statements.

                 FIRST SOUTHERN BANCSHARES, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                               Year Ended December 31,
                                                                                          --------------------------------
                                                                                               2002              2001
                                                                                          --------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                                                                                  $     290          $   (7,867)
Adjustments to reconcile net loss to net cash provided by operating activities:
   Depreciation                                                                                 207                 304
   Provision for loan losses                                                                    633               5,904
   Provision for deferred income taxes                                                            -               1,655
   Amortization/accretion of premiums/discounts on investments                                   20                  29
   Amortization of deferred loan fees                                                           (20)                (79)
   Amortization of unearned compensation - MRDP                                                   -                  68
   (Gains) losses on sale of investments                                                       (116)                  6
   Losses on sale of real estate owned                                                          139                 655
   Premium on transfer of deposits                                                           (1,378)                  -
   Gains on sale of loans                                                                       (10)                (91)
   (Gains) losses on sale of premises and equipment                                            (255)                 35
   Noncash compensation                                                                          24                   -
   Fair value of common stock warrants issued                                                     8                   -
   (Increase) decrease in:
      Loans held for sale                                                                       550                (821)
      Accrued interest receivable                                                               383                 874
      Income tax receivable                                                                   2,016                (977)
      Other assets                                                                              160               1,015
   Increase (decrease) in:
      Other liabilities                                                                          14                (379)
                                                                                          ---------          ----------
          Net cash provided by operating activities                                           2,665                 331
CASH FLOWS FROM INVESTING ACTIVITIES:
Net decrease in total loans, excluding effects of loans sold in disposition of
  branches                                                                                   12,073              35,640
Net decrease in cash related to disposition of branches                                      (9,674)                  -
Proceeds from repayments on mortgaged backed securities                                       4,851                 138
Proceeds from sale or call of investments                                                     6,511               9,625
Proceeds from redemption of FHLB stock                                                        1,182                   -
Proceeds from sale of real estate owned                                                       1,374               1,379
Proceeds from sale of loans, excluding effects of loans sold in disposition of
  branches                                                                                        -               5,727
Acquisition of investment securities                                                        (10,363)            (18,140)
Acquisition of premises and equipment                                                           (38)               (120)
                                                                                          ---------          ----------
          Net cash provided by investing activities                                           5,916              34,249
CASH FLOWS FROM FINANCING ACTIVITIES:
Net decrease in deposit accounts, excluding effect of deposits transferred in
  disposition of branches                                                                   (16,926)            (12,554)
Repayment of advances from FHLB                                                                (124)            (19,652)
Repayment of notes payable to banks                                                               -                 (75)
Proceeds from notes payable to directors                                                      1,250                   -
Proceeds from issuance of preferred stock, net                                                    -               4,488
Acquisition of treasury stock, net                                                                -                 (36)
                                                                                          ---------          ----------
          Net cash used in financing activities                                             (15,800)            (27,829)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                             (7,219)              6,751
Cash and cash equivalents at beginning of year                                               14,230               7,479
                                                                                          ---------          ----------
Cash and cash equivalents at end of year                                                  $   7,011          $   14,230
                                                                                          =========          ==========
SUPPLEMENTAL INFORMATION FOR CASH FLOW:
Noncash transactions:
   (Increase) decrease in net unrealized gain on securities available-for-sale            $    (297)         $      145
   Investment securities held-to-maturity transferred to available-for-sale               $     211          $        -
   Loans foreclosed and transferred to real estate owned                                  $     984          $    2,186
   Premises and equipment transferred to real estate owned                                $       -          $      386
   Net book value of assets (liabilities) transferred in disposition of branches:
      Loans                                                                               $   9,108          $        -
      Fixed assets                                                                        $     265          $        -
      Deposits                                                                            $ (20,690)         $        -
   Cash paid during the period for:
      Interest                                                                            $   3,387          $    6,594
      Income taxes                                                                        $  (2,338)         $      730

See accompanying notes to consolidated financial statements.

                 FIRST SOUTHERN BANCSHARES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         First Southern Bancshares, Inc. ("Bancshares") was incorporated in the State of Delaware on November 22, 1994, and is the holding company for First Southern Bank (the "Bank"). The Bank is an Alabama-chartered commercial bank that is the successor to First Federal Savings and Loan Association of Florence, which converted from a mutual savings and loan association to a stock savings and loan association on April 13, 1995. Bancshares and the Bank are collectively referred to as the "Company."

         Principles of consolidation

         The accompanying consolidated financial statements include the accounts of First Southern Bancshares, Inc. and its wholly-owned subsidiary, First Southern Bank. All significant intercompany transactions and balances have been eliminated in consolidation.

         Use of estimates in the preparation of financial statements

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the fair value of foreclosed real estate.

         Significant group concentrations of credit risk

         At times during the year, the Bank's balances with financial institutions exceeded FDIC insurance limits. Management considers bank balances in excess of FDIC limits to be a normal business risk, mitigated by the underlying quality of the financial institutions used by the Bank.

         Substantially all of the Company's business activity is with customers located in Lauderdale and Colbert Counties, and surrounding counties in Northwest Alabama. As such, a significant portion of its loan portfolio is collateralized by real estate located in the same geographic location. Information about the composition of the Bank's investments and loan portfolio is provided in Notes 3 and 4, respectively. The Bank does not have a significant concentration in any one industry or customer.

         Cash and cash equivalents

         Cash and cash equivalents include cash on hand, cash due from banks and interest-bearing overnight deposits in the Federal Home Loan Bank
         (FHLB) of Atlanta.

         Investments in debt and equity securities

         Securities held primarily for resale in the near term are classified as trading securities and reported at fair value, with changes in fair value recognized in earnings. The Bank currently holds no investments classified as trading securities.

         Debt securities that management has the positive intent and ability to hold to maturity are classified as "held-to-maturity" and recorded at amortized cost. The Bank currently holds no investments classified as held-to-maturity. Securities not classified as held-to-maturity or trading, including equity securities with readily determinable fair values, are classified as "available-for-sale" and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income.

         Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in the fair value of held-to-maturity securities and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

         Loans held for sale

         Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses, if any, are recognized in a valuation allowance by charges to income.

         Loans receivable

         The Bank grants mortgage, commercial and consumer loans to customers. A substantial portion of the loan portfolio is represented by mortgage loans throughout Lauderdale and Colbert Counties, and surrounding counties in Northwest Alabama. The ability of the Bank's debtors to honor their contracts is dependent upon the real estate and general economic conditions in this area.

         Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal amounts adjusted for any charge-offs, the allowance for possible loan losses, and any deferred fees or costs on originated loans.

         Interest is accrued on the principal amount outstanding. Loan fees and certain direct loan origination costs are deferred, and the net fee or cost is amortized to income using a method that approximates the interest method over the contractual lives of the loans.

         The accrual of interest on all loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in the process of collection. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

         All interest accrued but not collected for loans that are placed on nonaccrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash basis or cost recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all principal and interest amounts contractually due are brought current.

         Allowance for loan losses

         The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the collection of the loan balance is unlikely. Subsequent recoveries, if any, are credited to the allowance.

         The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, known and inherent risks in the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral, prevailing economic conditions, and other factors deemed relevant by the Company's board of directors.

         The allowance for loan losses is maintained at a level that is considered to be adequate to reflect estimated credit losses for specifically identified loans, as well as estimated probable credit losses inherent in the remainder of the loan portfolio at the balance sheet date. A formal review of the allowance for loan losses is prepared monthly to assess the risk in the portfolio and to determine the adequacy of the allowance for loan losses. All loans are assigned a risk rating on a numerical scale of one to eight by loan officers using established credit policy guidelines. These risk ratings are periodically reviewed, and all risk ratings are subject to review by an independent reviewer. The risk ratings are assigned an allocation percentage which, when multiplied times the dollar value of loans in that risk category, results in the amount of the allowance for loan losses allocated to these loans. The allocation of allowance for loans with a grade of one through seven is based upon historical and regulatory loss rates adjusted for current conditions that include estimated current economic developments. The allocations for loans with a grade of eight are generally charge-offs. Management reviews its allocation of the loan losses versus actual performance of each of its portfolios and adjusts allocation rates to reflect the recent performance of the portfolio as well as other factors that might affect the estimated losses in the portfolio. This evaluation is inherently subjective as it requires estimates that are susceptible to significant change. Ultimately, losses may vary from current estimates and future additions or reductions to the allowance may be necessary.

         A loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured separately for each impaired loan by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent. Substantially all of the Bank's loans which have been identified as impaired have been measured by the fair value of existing collateral.

         Larger groups of smaller balance homogeneous loans such as consumer installment, bankcard and residential real estate mortgage loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment disclosures. Payments received on impaired loans for which the ultimate collectibility of principal is uncertain are generally applied first as principal reductions.

         Mortgage servicing rights

         Servicing assets are recognized as separate assets when rights are acquired through purchase or through sale of financial assets. Capitalized servicing rights are amortized in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets. Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to amortized costs. Impairment is determined by stratifying rights by predominant characteristics, such as interest rates and terms. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Impairment is recognized through a valuation allowance for an individual stratum, to the extent that fair value is less than the capitalized amount for the stratum.

         Credit related financial instruments

         In the ordinary course of business, the Bank has entered into commitments to extend credit, including commitments under credit card arrangements, commercial letters of credit and standby letters of credit. Such financial instruments are recorded when they are funded.

         Foreclosed real estate and other assets

         Real estate and other assets acquired through foreclosure are initially recorded at fair value at the time of foreclosure through a charge to the allowance for loan losses with a valuation allowance established for estimated costs to sell. Subsequent to foreclosure, foreclosed assets are carried at the lower of fair value, less estimated costs to sell, or cost, with the reduction charged to current earnings. Revenue and expense from operations are included in noninterest expenses.

         Premises and equipment

         Office properties and equipment are carried at cost less accumulated depreciation. Improvements are capitalized, whereas repairs and maintenance are charged to expense as incurred. Depreciation is provided by the straight-line method at rates intended to distribute the cost of buildings and equipment over their estimated service lives of ten to fifty years and three to ten years, respectively.

         Transfer of assets and liabilities

         Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Bank, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

         Income taxes

         Bancshares and the Bank file a consolidated federal income tax return.

         Deferred income taxes and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

         Earnings per share

         Basic earnings per share ("EPS") represents income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted EPS reflects any additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company relate to outstanding stock options, stock warrants and to the potential conversion of Class B preferred stock. A reconciliation of the weighted average number of common shares outstanding used in the earnings per share computation follows:

                                                                                Year Ended December 31,
                                                                            -------------------------------
                                                                                 2002             2001
                                                                            --------------   --------------
         Average number of common shares issued                                2,076,969        2,076,969
         Average number of treasury shares                                      (820,254)        (819,680)
                                                                             -----------      -----------
             Average number of common shares outstanding
                used to calculate earnings per share                           1,256,715        1,257,289
         Dilutive effect of options/(1)/                                               -                -
         Dilutive effect of warrants/(1)/                                              -                -
         Conversion of Series B preferred stock and accrued dividends/(1)/             -                -
                                                                             -----------      -----------
             Average number of common shares outstanding
                used to calculate diluted earnings per share                   1,256,715        1,257,289
                                                                             ===========      ===========

             /(1)/ During 2002 and 2001, stock options, stock warrants and Series B preferred stock have an anti-dilutive effect and, accordingly, are not included in the calculation.

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
         (CONTINUED)

         Comprehensive income

         Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income. These components of comprehensive income and related tax effects are as follows:

                                                                                               Years Ended December 31,
                                                                                       ---------------------------------------
                                                                                             2002                  2001
                                                                                       ------------------   ------------------
                                                                                               (Dollars in thousands)
         Change in unrealized gains (losses) on available for sale securities              $     413             $    (131)
         Reclassification adjustment for gains (losses) realized                                 116                    (6)
                                                                                           ---------             ---------
            Net change in unrealized gains (losses)                                              297                  (125)
            Tax effect                                                                             -                   (20)
                                                                                           ---------             ---------

         Net of tax amount                                                                 $     297             $    (145)
                                                                                           =========             =========

         Segment reporting and disclosures

         An operating segment is defined as a component of an enterprise that engages in business activities that generate revenue and incur expense, whose operating results are reviewed by the chief operating decision maker in the determination of resource allocation and performance, and for which discrete financial information is available. The Company has determined it has no segment reporting requirements.

         Reclassification

         Certain amounts have been reclassified in the 2001 consolidated financial statements to conform to the 2002 presentation.

NOTE 2 - CASH AND CASH EQUIVALENTS

         Cash and cash equivalents were comprised of the following:

                                                                                December 31,           December 31,
                                                                            --------------------   --------------------
                                                                                    2002                   2001
                                                                            --------------------   --------------------
                                                                                        (Dollars in thousands)
         Cash and cash equivalents:
          Cash on hand                                                          $     805                $  1,290
          Cash due from banks                                                       3,632                   3,154
          Interest-bearing deposits at FHLB and other                               2,574                   9,786
                                                                                ---------                --------

         Total                                                                  $   7,011                $ 14,230
                                                                                =========                ========

         Cash due from banks at December 31, 2002 and 2001 includes aggregate bank balances of approximately $3.5 million and $2.9 million, respectively, which are not covered by FDIC insurance.

         As an Alabama state-chartered bank which is not a member of the Federal Reserve System, the Bank is required by Alabama law to maintain at all times a reserve (comprised of cash on hand) based upon average daily deposits of the Bank. At December 31, 2002, the required reserve was $95,000, and the Bank's qualifying reserves totaled approximately $805,000.

NOTE 3 - SECURITIES

         The amortized cost and fair value of securities, with gross unrealized gains and losses, follows:

                                                                                      December 31, 2002
                                                                ---------------------------------------------------------------
                                                                 Amortized         Unrealized Holdings            Estimated
                                                                               -----------------------------
                                                                 Cost Basis       Gains          Losses         Market Values
                                                                ---------------------------------------------------------------
                                                                                    (Dollars in thousands)
         Available-For-Sale:
         -------------------
         U.S. Government and Agency Obligations                  $   5,600      $       66       $         -      $   5,666
         Mortgage-backed securities                                  9,769              55                 8          9,816
                                                                 ---------      ----------       -----------      ---------

            Total Securities Available-For-Sale                  $  15,369      $      121       $        (8)     $  15,482
                                                                 =========      ==========       ===========      =========


                                                                                      December 31, 2002
                                                                ---------------------------------------------------------------
                                                                 Amortized         Unrealized Holdings            Estimated
                                                                               -----------------------------
                                                                 Cost Basis       Gains          Losses         Market Values
                                                                ---------------------------------------------------------------
                                                                                    (Dollars in thousands)
         Available-For-Sale:
         -------------------
         U.S. Government and Agency Obligations                  $  12,030      $        -       $      (193)     $  11,837
         Corporate Bonds                                             1,012               9                 -          1,021
                                                                 ---------      ----------       -----------      ---------

            Total Securities Available-For-Sale                  $  13,042      $        9       $      (193)     $  12,858
                                                                 =========      ==========       ===========      =========

         Held-To-Maturity:
         -----------------
         Mortgage-backed securities                              $   3,230      $       49       $         -      $   3,279
                                                                 =========      ==========       ===========      =========

         The amortized cost and estimated fair value of debt securities at December 31, 2002, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                                     Estimated
                                                                          Amortized Cost             Fair Value
                                                                       --------------------     --------------------
                                                                                   (Dollars in thousands)
         Available-For-Sale Securities

         U.S. Government and Agency Obligations
         --------------------------------------

         Due after one year through five years                              $   5,600                $   5,666

         Mortgage-backed Securities
         --------------------------
         Due after one year through five years                                     96                      101
         Due in greater than five years through ten years                       1,070                    1,077
         Due in greater than ten years                                          8,603                    8,638
                                                                            ---------                ---------

                                                                            $  15,369                $  15,482
                                                                            =========                =========

         At December 31, 2002 and 2001, securities with a carrying value of $500,000 and $1 million, respectively, were pledged to secure public deposits. At December 31, 2002, securities with a carrying value of $6.3 million were pledged to secure FHLB advances of $5.8 million.

         For the years ended December 31, 2002 and 2001, gross realized gains amounted to $118,000 and $1,000, respectively. Gross realized losses amounted to $2,000 and $7,000, respectively. At December 31, 2002, the Bank did not hold investment securities of any single issuer, other than obligations of the U.S. Treasury and other U.S. Government agencies, whose aggregate book value exceeded ten percent of stockholders' equity.

NOTE 4 - LOANS RECEIVABLE

          Loans receivable consisted of the following:

                                                               December 31,           December 31,
                                                                   2002                   2001
                                                             ----------------       ----------------
                                                                     (Dollars in thousands)
          One-to-four family residential mortgage loans         $  23,193               $ 29,717
          Multi-family residential mortgage loans                   3,445                  2,168
          Commercial mortgage loans                                18,234                 25,191
          Construction and land development loans                   4,957                  8,075
          Commercial business loans                                11,941                 18,059
          Consumer loans                                           10,394                 13,743
                                                                ---------               --------

                    Total loans                                    72,164                 96,953
                                                                ---------               --------
          Less:

              Undisbursed loans in process                           (304)                  (852)
              Unamortized loan origination fees                       (35)                   (31)
              Allowance for loan losses                            (4,185)                (5,650)
                                                                ---------               --------

                                                                   (4,524)                (6,533)
                                                                ---------               --------

                    Total loans receivable, net                 $  67,640               $ 90,420
                                                                =========               ========

          The Company originates both adjustable and fixed interest rate loans. At December 31, 2002 and 2001, the composition of these loans was as follows:

                                                                                         Fixed Rate Loans
                                                                            ------------------------------------------
                                                                               December 31,            December 31,
                                                                                  2002                    2001
                                                                            ------------------      ------------------
                                                                                      (Dollars in thousands)
                                   Term to maturity

          Less than one year                                                   $   8,181                $ 10,273
          One year to five years                                                  29,009                  40,799
          Over five years                                                          5,060                  10,388
                                                                               ---------                --------

                                                                               $  42,250                $ 61,460
                                                                               =========                ========


                                                                                      Adjustable Rate Loans
                                                                            ------------------------------------------
                                                                               December 31,            December 31,
                                                                                  2002                    2001
                                                                            ------------------      ------------------
                                                                                      (Dollars in thousands)
                                   Term to reprice

          Less than one year                                                   $  29,204                $  35,493
          One year to five years                                                     710                        -
                                                                               ---------                ---------

                                                                               $  29,914                $  35,493
                                                                               =========                =========

          The adjustable rate loans have interest rate adjustment limitations. The majority of the adjustable rate loans are indexed to the one-year U.S. Treasury bill rate or to the prime lending rate published in the Wall Street Journal. Future market factors may affect the correlation of the interest rate adjustment with the rates the Company pays on the short-term deposits that have been primarily utilized to fund these loans.

          An analysis of the allowance for loan losses follows:

                                                     Year Ended December 31,
                                               ---------------------------------
                                                   2002               2001
                                               --------------    ---------------
                                                     (Dollars in thousands)

          Balance - Beginning of period          $  5,650            $  5,152
          Provision for loan losses                   633               5,904
          Charge-offs                              (2,986)             (5,786)
          Recoveries                                  888                 380
                                                 --------            --------

          Balance - End of period                $  4,185            $  5,650
                                                 ========            ========


          While the Bank believes it has established its existing allowance for loan losses in accordance with generally accepted accounting principles, there can be no assurance that regulators, in future reviews of the Bank's loan portfolio, will not request the Bank to increase significantly its allowances for loan losses. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that substantial increases would not be necessary should the quality of any loans deteriorate. Any material increase in the allowance for loan losses may adversely affect the Bank's financial condition and results of operations.

          Reserves for loan losses for tax purposes are maintained at the maximum allowable by the Internal Revenue Code.

          At December 31, 2002 and 2001, non-accrual loans totaled $6.8 million and $12.2 million, respectively. Interest income totaling $26,000 and $397,000 was recognized on nonaccrual loans for the years ended December 31, 2002 and 2001.

          At December 31, 2002 and 2001, the recorded investment in loans that were considered to be impaired was $6.8 million and $12.8 million, respectively. Collateral dependent loans, which were measured at the fair value of the collateral, constituted approximately all of the impaired loans at December 31, 2002 and 2001. There was approximately $1.3 million and $2.7 million at December 31, 2002 and 2001, respectively, in the allowance for loan losses specifically allocated to impaired loans. The average recorded investment in impaired loans for the years ended December 31, 2002 and 2001 was approximately $9.0 million and $8.1 million, respectively. Interest income recognized on impaired loans was $26,000 in 2002, and $449,000 in 2001.

          Loans to executive officers and directors are made in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with unrelated parties. The Bank gives employees who are not directors or executive officers a preferred discount of the interest rate on adjustable-rate mortgages of up to 3/4%.

          Loan activity relating to loans made to executive officers and directors and companies in which executive officers and directors own a significant interest is summarized as follows:

            Year ended           Balance                                        Balance
           December 31,     Beginning of Year     Advances     Repayments     End of Year
          --------------------------------------------------------------------------------
                                  (Dollars in thousands)
               2002              $1,433            $1,679        $1,638          $1,474
               2001               2,234             2,624         3,425           1,433

          Unused credit lines or commitments to extend credit to executive officers and directors, and companies in which executive officers and directors own a significant interest aggregated $169,000 and $912,000 for the years ended December 31, 2002 and 2001, respectively.

          Loans and participations serviced by the Bank on behalf of others were approximately $8.2 million and $11.9 million at December 31, 2002 and 2001, respectively. Servicing assets were insignificant at December 31, 2002 and 2001.

NOTE 5 - PREMISES AND EQUIPMENT

          Premises and equipment are summarized by major classifications as follows:

                                                           December 31,
                                                    -------------------------
                                                       2002           2001
                                                    ----------     ----------
                                                     (Dollars in thousands)

          Land                                       $   508        $   612
          Building and improvements                    3,524          3,846
          Furniture, fixtures and equipment            1,316          1,379
                                                     -------        -------

                                                       5,348          5,837
          Less: accumulated depreciation              (2,996)        (3,030)
                                                     -------        -------

                                                     $ 2,352        $ 2,807
                                                     =======        =======

          Depreciation expense aggregated approximately $207,000 and $304,000 for the years ended December 31, 2002 and 2001, respectively.

NOTE 6 - DEPOSITS

          Deposits by major classification and interest rate are summarized as follows:

                                            December 31, 2002                    December 31, 2001
                                    -----------------------------------------------------------------------
                                                               %                                    %
                                      Rates      Amount     of total       Rates      Amount     of total
                                    -----------------------------------------------------------------------
                                                           (Dollars in thousands)
Demand accounts
  Noninterest-bearing accounts            -    $   4,253        5.2            -    $   6,223        5.2
  NOW accounts                         0.30%       6,765        8.3         0.75%      10,697        9.0
  Money market demand accounts         1.38%       4,619        5.7         1.50%       4,419        3.7
  Passbook accounts                    0.45%       8,313       10.3         1.00%      11,470        9.7
  Statement savings                    0.45%       2,243        2.8         1.00%       3,493        2.9
                                               ---------      -----                 ---------      -----

                                                  26,193       32.3                    36,302       30.5
                                               ---------      -----                 ---------      -----

Certificate accounts:
  0.45% to 5.00%                                  50,250       62.0                    36,410       30.7
  5.01% to 6.00%                                   2,851        3.5                    24,765       20.9
  6.01% to 7.00%                                   1,683        2.1                    20,639       17.4
  Over 7.00%                                          71        0.1                       548        0.5
                                               ---------      -----                 ---------      -----

                                                  54,855       67.7                    82,362       69.5
                                               ---------      -----                 ---------      -----

                                               $  81,048      100.0                 $ 118,664      100.0
                                               =========      =====                 =========      =====

          Scheduled maturities of time deposits were as follows:

                                                    December 31,
                                                        2002
                                              ----------------------
                                              (Dollars in thousands)

          2003                                        $40,744
          2004                                          7,114
          2005                                          1,711
          2006                                            505
          2007                                          4,781
                                                      -------
                                                      $54,855
                                                      =======

          As of December 31, 2002 and 2001, the Bank had aggregate deposit accounts with balances greater than $100,000 of approximately $8.5 million and $12.2 million, respectively. Balances in excess of $100,000 are not covered by FDIC insurance.

NOTE 7 - BORROWED FUNDS

          Federal Home Loan Bank

          Advances from the Federal Home Loan Bank are as follows:

                                                                                              December 31,
                                                                                      ----------------------------
                                                                                          2002            2001
                                                                                      ------------    ------------
                                                                                         (Dollars in thousands)
          Advances from Community Investment Fund:
            6.91% principal reducing credit advance dated March 4, 1994, interest due monthly, principal due in equal quarterly installments of
            $33,333 commencing in March 2004 and continuing through March 2009           $  700          $  700

            7.49% principal reducing credit advance dated July 8, 1994, interest due monthly, principal due in equal quarterly installments of
            $5,405 commencing in July 1995 and continuing through July 2004                  38              59

            Other                                                                             -             103

            5.49% ten-year convertible advance dated February 4, 1998, interest
            due quarterly, principal due February 4, 2008                                 5,000           5,000
                                                                                         ------          ------

              Total advances from Federal Home Loan Bank                                 $5,738          $5,862
                                                                                         ======          ======

          The contractual maturities of Federal Home Loan Bank debt are as follows:

          Year ending December 31,                  Principal payments
         --------------------------               ----------------------
                                                  (Dollars in thousands)

          2003                                             $   22
          2004                                                150
          2005                                                133
          2006                                                133
          2007                                                133
          Thereafter                                        5,167
                                                           ------

                                                           $5,738
                                                           ======

          At December 31, 2002 the Bank's advances from the FHLB of Atlanta are secured by investment securities with a carrying value of $6.3 million. At December 31, 2001, these advances were secured by a pool of qualifying first mortgage loans with balances of approximately $10.5 million. The Company incurred interest expense on FHLB advances of approximately $333,000 and $752,000 in 2002 and 2001, respectively.

          Notes payable to banks:

          Notes payable to banks are as follows:

                                                                                              December 31,
                                                                                      ----------------------------
                                                                                          2002            2001
                                                                                      ------------    ------------
                                                                                         (Dollars in thousands)
          Note payable to a third party bank, interest rate equals bank's prime rate plus 2.00% payable monthly (6.25% at December 31, 2002; 6.75% at
          December 31, 2001); principal due December 31, 2002, secured by a pledge
          of the Bank's common stock                                                      $750            $750
                                                                                          ----            ----

            Total notes payable to banks                                                  $750            $750
                                                                                          ====            ====

          Notes payable to directors:

          Notes payable to directors are as follows:

                                                                                              December 31,
                                                                                      ----------------------------
                                                                                          2002            2001
                                                                                      ------------    ------------
                                                                                         (Dollars in thousands)
          Note payable to certain of the Company's directors, interest rate equals prime rate plus 1.00% payable quarterly (5.25% at December 31, 2002);
          principal due the earlier of (i) the change of control of Bancshares or
          (ii) November 2003                                                            $ 1,000          $     -

          Notes payable to certain of the Company's directors, interest rate equals prime rate plus 2.00% payable at maturity (6.25% at December 31,
          2002); principal due May 1, 2003, secured by a second pledge of the
          Bank's common stock                                                           $   250          $     -
                                                                                        -------          -------

            Total notes payable to directors                                            $ 1,250          $     -
                                                                                        =======          =======

          On April 11, 2002, and June 25, 2002, certain of the Company's directors loaned funds to the Company of $125,000 and $125,000, respectively, for the purpose of funding both the interest on the Company's debt and other general corporate expenses. A provision in the notes stipulated that if the debt was not paid by October 31, 2002, the directors would receive warrants to purchase a total of 50,000 shares of common stock of the Company for $1.00 per share, which warrants would not expire until November 1, 2005. The debt was not paid and the warrants were issued on November 1, 2002. The fair value of the warrants of $8,000 was charged to interest expense and credited to common stock warrants in the stockholders' equity section of the Consolidated Statement of Financial Condition. As of December 31, 2002, no warrants have been exercised.

NOTE 8 - INCOME TAXES

          Income tax expense is comprised of the following elements of current and deferred Federal and state income taxes:

                                                        2002           2001
                                                    -----------     ----------
                                                      (Dollars in thousands)
          Current income tax expense (benefit):
          Federal                                     $  (272)       $(2,363)
          State                                             -           (123)
                                                      -------        -------

                                                         (272)        (2,486)
                                                      -------        -------

          Deferred income tax expense (benefit):
          Federal                                           -          2,103
          State                                             -            395
                                                      -------        -------

                                                            -          2,498
                                                      -------        -------

          Total income tax expense (benefit)          $  (272)       $    12
                                                      =======        =======

          The Company files consolidated federal and state income tax returns. At December 31, 2002, the Company had prepaid federal and state income taxes of approximately $75,000 and $10,000, respectively. As of December 31, 2001, the Company had prepaid federal and state income taxes of approximately $175,000 and $96,000, respectively.

          The provisions for income taxes are different from the amounts determined by applying the federal statutory rate to income before income taxes due to the following:

                                                                       2002            2001
                                                                    -----------     ----------
                                                                      (Dollars in thousands)
          Expected income tax (benefit), at statutory rate           $      6        $(2,671)

          Dividend received deduction                                     (20)           (30)

          State excise and franchise taxes based on income, net of
          Federal income tax expense                                        -            180

          Valuation allowance                                            (779)         2,669

          Other, net                                                      521           (136)
                                                                     --------        -------

          Total income tax expense (benefit)                         $   (272)       $    12
                                                                     ========        =======


          Deferred income tax expense (benefit) results from temporary differences in the recognition of revenues and expenses for tax and financial statement purposes. Deferred income taxes are also provided on certain components of equity. The sources and tax effects of these temporary differences and the separately stated components of equity resulting in deferred income taxes are as follows:

                                                                        2002            2001
                                                                     ----------      ----------
                                                                       (Dollars in thousands)
         Deferred tax asset:
            Bad debt deduction                                         $ 1,081         $ 1,732
            Deferred compensation                                           17              21
            Loan fees                                                       44              27
            Premises and equipment                                          14              13
            Net operating loss carryforward (Federal and Alabama)          389             513
            Tax credit carryforward (Federal)                              313             251
            Contribution carryforward                                       22              18
            Other                                                           24              94
                                                                       -------         -------

                                                                         1,904           2,669
                                                                       -------         -------
          Deferred tax liability:
            Other                                                           14               -
                                                                       -------         -------
                                                                            14               -
                                                                       -------         -------

          Net deferred tax asset                                         1,890           2,669
          Valuation allowance                                           (1,890)         (2,669)
                                                                       -------         -------

          Deferred tax asset, net of valuation allowance               $     -         $     -
                                                                       =======         =======

          Realization of tax benefits represented by deferred tax assets is dependent on future earnings. Because of the uncertainties involved in projecting future events and circumstances, a valuation allowance was established to fully reserve the net deferred tax asset as of and for the periods ended December 31, 2002 and 2001.

          On March 9, 2002, President Bush signed the Job Creation and Worker Assistance Act of 2002 which, among other things, increased the net operating loss carryback period, for losses sustained in tax years 2001 and 2002, from two years to five years. Accordingly, the Company carried back the net operating loss incurred in 2001 and received during 2002 a refund of federal income taxes paid in prior years totaling approximately $2.3 million. This refund was recognized as a receivable and corresponding credit to the provision for income tax as of and for the year ended December 31, 2001.

          The Company realized a Federal tax loss of $1.4 million in 2002 and intends to apply for a refund of federal income taxes paid in 1999 totaling $272,000. This refund has been recognized as a receivable and corresponding credit to the provision for income tax as of and for the year ended December 31, 2002.

NOTE 9 - EMPLOYEE BENEFIT PLANS

          401(k) Profit Sharing Plan and Trust

          The Bank contributes to a defined contribution profit-sharing plan (the "plan"), which includes a 401(k) feature, and covers substantially all employees who have completed one year with 1,000 hours of service with the Bank or another financial institution and are over 21 years of age. Eligible employees may contribute the maximum dollar amount allowed under the Internal Revenue Code. The Bank may make discretionary matching contributions to the plan, as determined by the Board of Directors. Matching contributions are allocated among participants in proportion to their compensation relative to the total compensation of all active participants. Vesting in the Bank's matching and discretionary contributions results in 100% vesting after five years of credited service. Contributions to the plan by the Bank, in the amounts of $58,000 in 2002 and $57,000 in 2001, are included in compensation and employee benefits.

          Employee Stock Ownership Plan

          Prior to 2002, the Bank had an internally leveraged Employee Stock Ownership Plan ("ESOP") for the exclusive benefit of the Bank's participating employees meeting certain eligibility requirements. In general, participating employees had to be full-time employees (defined as an employee working 1,000 hours or more during an employment year) with one or more years of service and must have attained the age of 21 years.

          On April 11, 1995, the ESOP borrowed funds from the Company in an amount sufficient to purchase 163,990 shares of the Company's common stock. The loan was secured by the shares purchased and was repaid by the Bank's contributions to the ESOP and any other earnings on ESOP assets. The loan was fully repaid in 2000, and all remaining shares were allocated to participants. During 2002, the Bank's Board of Directors terminated the ESOP, and all shares were distributed to the participants.

          Management Recognition and Development Plan

          On April 17, 1996, the Company established the 1996 Management Recognition and Development Plan (the "MRDP"). The MRDP was established in order to increase the proprietary and vested interest of certain key Company employees and Directors in the growth, development and financial success of the Company by granting them awards of a maximum of 82,000 restricted shares of the Company's common stock. Among other provisions of the MRDP, the MRDP shares were restricted as to transferability prior to vesting, which occurred over a five-year period at a rate of 20% per year, commencing one year after the original date of grant.

          As of December 31, 2002 and 2001, the Company had awarded the 82,000 restricted shares of the Company's common stock in accordance with the terms and conditions of the MRDP. The restricted shares were obtained from stock held in treasury (54,906 shares) and from authorized and unissued common stock (27,094 shares) and were recorded as unearned employee compensation at the then prevailing market price of the Company's common stock ($15.75 per share). Unearned compensation related to the MRDP was reflected as a reduction of stockholders' equity and was amortized to expense on a ratable basis over the five-year vesting period. MRDP amortization expense was $0 and $68,000 in 2002 and 2001, respectively. As of December 31, 2002, 75,548 shares are vested, 6,452 shares have been forfeited, and no shares remained unreleased.

          Stock Option Plan

          Under the Company's Stock Option Plan, the Company may grant options to its directors, officers and employees for up to 204,988 shares of common stock. Both incentive stock options and non-qualified stock options may be granted under the Plan. The exercise price of each option equals or exceeds the market price of the Company's stock on the date of the grant. The options generally vest at a rate of 20% per year and expire at various times not longer than ten years from the date of the grant. As of December 31, 2002 and 2001, there were 71,304 and 121,491 shares, respectively, available for future grants.

          A summary of the status of the Company's stock option plan is as follows:

                                                                2002                           2001
                                                    -----------------------------------------------------------
                                                                     Weighted                       Weighted
                                                                      average                        average
                                                                     exercise                       exercise
                                                       Shares          price          Shares          price
                                                    -----------------------------------------------------------
          Outstanding, beginning of year               77,311         $ 9.27         109,806        $11.69
              Granted                                  85,000           2.00          35,000          6.45
              Exercised                                     -              -               -             -
              Forfeited                               (34,813)          7.97         (67,495)        11.74
                                                      -------         ------         -------        ------

          Outstanding, end of year                    127,498         $ 4.78          77,311        $ 9.27
                                                      =======         ======         =======        ======

          Options exercisable at year-end              29,698         $11.26          34,811        $11.68
                                                      =======         ======         =======        ======

          Weighted-average fair value of
              options granted during the year                         $ 0.48                        $ 2.31
                                                                      ======                        ======


          In accordance with the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation", the Company has elected to continue to apply APB Opinion 25 and related interpretations in accounting for its stock option plans and, accordingly, does not recognize compensation cost for options granted at least equal to market value. If the Company had elected to recognize the compensation cost for options granted during the years ended December 31, 2002 and 2001, based on the fair value of the options granted at the grant date as required by SFAS No. 123, net loss and loss per share would have been increased to the pro forma amounts indicated below (in thousands, except per share amounts):

                                                                                  2002              2001
                                                                              -----------       ------------
          Net loss applicable to common shareholders - as reported              $ (411)          $ (7,867)
          Net loss applicable to common shareholders - pro forma                  (408)            (7,902)
          Basic loss per share - as reported                                     (0.33)             (6.26)
          Basic loss per share - pro forma                                       (0.32)             (6.29)
          Diluted loss per share - as reported                                   (0.33)             (6.26)
          Diluted loss per share - pro forma                                     (0.32)             (6.29)

          The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option pricing model with the following assumptions:

                                                               2002             2001
                                                            ----------       ----------
          Expected dividend yield                            0.00%             3.30%
          Expected stock price volatility                      30%               30%
          Risk-free interest rate                            3.76%             7.50%
          Expected life of options                           5 years          10 years

NOTE 10 - REGULATORY CAPITAL REQUIREMENTS AND RESTRICTIONS

          Capital is the primary measure used by regulators to monitor the financial health of insured banks and savings institutions. The Federal Reserve Board and the Federal Deposit Insurance Corporation have historically had similar capital adequacy guidelines involving minimum leverage capital and risk based capital requirements. Federal Reserve Board regulations evaluate Bancshares' capital compliance on a bank-only basis because Bancshares has total consolidated assets of less than $150 million. Under the capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of its assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Based on the risk-based capital rules and definitions prescribed by the banking regulators, should an institution's capital ratios decline below predetermined levels, it would become subject to a series of increasingly restrictive regulatory actions.

As of December 31, 2002, the Bank's regulatory capital ratios were as follows:

                                                                                              Percentage of
                                                                        Amount            Adjusted total assets
                                                                   -----------------------------------------------
                                                                              (Dollars in thousands)
          First Southern Bank:
          Total capital (to risk-weighted assets)                        $ 9,002                13.37%
          To be well capitalized under the FDICIA prompt
              corrective action provisions                                 6,732                10.00%
                                                                         -------               ------
          Excess                                                         $ 2,270                 3.37%
                                                                         =======               ======
          Tier 1 Capital (to risk-weighted assets)                       $ 8,120                12.06%
          To be well capitalized under the FDICIA prompt
              corrective action provisions                                 4,039                 6.00%
                                                                         -------               ------
          Excess                                                         $ 4,081                 6.06%
                                                                         =======               ======
          Tier 1 Capital (to average assets)                             $ 8,120                 8.37%
          To be well capitalized under the FDICIA prompt
              corrective action provisions                                 4,853                 5.00%
                                                                         -------               ------
          Excess                                                         $ 3,267                 3.37%
                                                                         =======               ======
          Total capital (to risk-weighted assets)                        $ 9,002                13.37%
          Minimum risk-based capital requirements                          5,385                 8.00%
                                                                         -------               ------
          Excess                                                         $ 3,617                 5.37%
                                                                         =======               ======
          Tier 1 Capital (to risk-weighted assets)                       $ 8,120                12.06%
          Minimum core capital                                             2,693                 4.00%
                                                                         -------               ------
          Excess                                                         $ 5,427                 8.06%
                                                                         =======               ======
          Tier 1 Capital (to average assets)                             $ 8,120                 8.37%
          Minimum Tier 1 capital requirement                               3,883                 4.00%
                                                                         -------               ------
          Excess                                                         $ 4,237                 4.37%
                                                                         =======               ======

To be categorized as well capitalized, the Bank must maintain a total risk-based capital ratio as set forth in the preceding table and not be subject to a capital order. Under the FDICIA prompt corrective action provisions applicable to banks, as of December 31, 2002, the Bank is categorized as well capitalized, but is subject to a Consent Order ("the Order") with the Federal Deposit Insurance Corporation ("FDIC") and the Alabama State Banking Department.

          As of December 31, 2001, the Bank's regulatory capital ratios were as follows:

                                                                                                  Percentage of
                                                                          Amount              Adjusted total assets
                                                                    --------------------------------------------------
                                                                                  (Dollars in thousands)
          First Southern Bank:

          Total capital (to risk-weighted assets)                         $ 7,762                   8.31%
          To be well capitalized under the FDICIA prompt
              corrective action provisions                                  9,338                  10.00%
                                                                          -------                  -----

          Excess (Deficit)                                                $(1,576)                 (1.69)%
                                                                          =======                  =====

          Tier 1 Capital (to risk-weighted assets)                        $ 6,542                   7.01%
          To be well capitalized under the FDICIA prompt
              corrective action provisions                                  5,603                   6.00%
                                                                          -------                 ------

          Excess                                                          $   939                   1.01%
                                                                          =======                 ======

          Tier 1 Capital (to average assets)                              $ 6,542                   4.82%
          To be well capitalized under the FDICIA prompt
              corrective action provisions                                  6,785                   5.00%
                                                                          -------                 ------

          Excess (Deficit)                                                $  (243)                 (0.18%)
                                                                          =======                 ======


          Total capital (to risk-weighted assets)                         $ 7,762                   8.31%
          Minimum risk-based capital requirements                           7,471                   8.00%
                                                                          -------                 ------

          Excess                                                          $   291                   0.31%
                                                                          =======                 ======

          Tier 1 Capital (to risk-weighted assets)                        $ 6,542                   7.01%
          Minimum core capital                                              3,735                   4.00%
                                                                          -------                 ------

          Excess                                                          $ 2,807                   3.01%
                                                                          =======                 ======

          Tier 1 Capital (to average assets)                              $ 6,542                   4.82%
          Minimum Tier 1 capital requirement                                5,428                   4.00%
                                                                          -------                 ------

          Excess                                                          $ 1,114                   0.82%
                                                                          =======                 ======

          Effective July 6, 2001, Bancshares entered into a Memorandum of Understanding ("MOU") with the Federal Reserve Bank of Atlanta. The MOU prohibits Bancshares from incurring any additional debt without the prior written approval of the Federal Reserve. The MOU also prohibits Bancshares from declaring or paying any dividends to its shareholders or redeeming any of its outstanding stock without the prior written approval of the Federal Reserve Bank. Bancshares has adopted a capital plan and capital and dividend policy to comply with the provisions of the MOU and is required to submit quarterly progress reports to the Federal Reserve Bank of Atlanta. The MOU will remain in effect until modified or terminated by the Federal Reserve.

          Effective August 7, 2001, the Bank and its Directors made certain written assurances to the Superintendent of Banks of the State of Alabama (the "Department"). Such written assurances focus a bank and its board of directors on specific problems the Department considers to be of supervisory concern. The Bank committed to take certain actions with respect to the Bank's management, asset quality and loan administration, capital, and asset/liability management. In addition, the written assurances place limitations on the Bank's ability to take certain actions, such as declaring or paying dividends without the concurrence of the Department. The Bank also agreed to raise its Tier 1 capital to average assets ratio to 7.00%. At December 31, 2001, the Bank's Tier 1 capital to average assets ratio was 4.82%.

          Subsequent to December 31, 2001, Bancshares contributed $1 million to the capital of the Bank with the proceeds of a loan from certain directors of the Company. The Bank's capital remained at a level meeting the regulatory requirements for adequately capitalized; however, the Bank's Tier 1 capital to average assets ratio remained below 7.00%.

          On March 15, 2002, the Bank entered into the Order with the FDIC and the Alabama State Banking Department, which superseded the written assurances made on August 7, 2001, described above, but addressed many of the same matters. The Order became effective March 25, 2002, and will remain in effect until modified, terminated, suspended or set aside by the regulators.

          The Order requires the Bank to address various operational deficiencies, including certain violations of law and regulations identified by the Regulators, within various time periods prescribed in the Order. Among other things, the Bank must address identified deficiencies with respect to management staffing and effectiveness, earnings, asset quality, capital adequacy, allowances for loan and lease losses, and internal policies, procedures and controls. The Order also prohibits the Bank from paying cash dividends to Bancshares without prior written consent from the Regulators.

          The Order outlines specific capital adequacy benchmarks that the Bank must satisfy. Within 120 days of the effective date of the Order and for as long as the Order remains in effect, the Bank's Tier 1 Capital must equal or exceed 7.00% of total assets. At December 31, 2002, the Bank's Tier I Capital was 8.37% of average total assets and in compliance with the Order. The Bank must develop and adopt a plan designed to meet and maintain the FDIC's risk-based capital requirements for each year in which the plan is in effect. At December 31, 2002, the Bank's total risk-based capital was 13.37% of risk-weighted assets, 5.37% in excess of the minimum requirement of 8%.

          The Order also imposes specific asset quality measures on the Bank. Among these is the requirement to reduce (by charge-off, collection or removal from adverse classification with the consent of the Regulators) the level of assets classified "substandard" and "doubtful" by the Regulators to not more than $20 million by August 31, 2002, to not more than $15 million by February 28, 2003, and to not more than $6 million by August 31, 2003. The Order requires the Bank to submit periodic written reports to the Regulators detailing compliance with the terms of the Order. As of December 31, 2002, assets classified "substandard" and "doubtful," as defined by the Order, were $10.5 million and in compliance with the Order.

          The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Bank's ability to operate as a going concern will be dependent on its ability to meet the requirements of the Order including attaining and maintaining appropriate levels of capital and improving the quality of its loan portfolio to a level considered acceptable by the Regulators.

NOTE 11 - REDEEMABLE PREFERRED STOCK

          During 2001, the Company issued 160,350 shares of its 250,000 authorized shares of Series A redeemable, cumulative preferred stock (the "Series A preferred") for net proceeds of $3,458,000. Prior to August 1, 2006, the Series A preferred carries a cumulative 4% annual dividend ($.88 per share), payable semi-annually (in March and September), if declared, in cash or, at the option of the holder, in shares of common stock valued at 85% of the defined book value as of the prior quarter end, subject to certain limitations. After July 31, 2006, the annual dividend increases to $5.928 per share, payable in cash. In the event the Company's defined book value is not equal to or greater than $9.88 per adjusted share on July 31, 2006, then each holder of the Series A preferred shall be entitled to an incentive payment equal to four times the difference between the defined book value and $9.88 per adjusted share up to a maximum total incentive payment of $1.3 million. After five years, the issuer may call the shares at any time and, after seven years, the holders may annually put to the Company up to 25% of the shares purchased in this offering, at a price equal to the higher of $22.00 per share or four times the defined book value per adjusted share (based on equivalent common shares).

          During 2001, the Company also issued 47,775 shares of its 56,000 authorized shares of Series B redeemable, cumulative preferred stock (the "Series B preferred"), for net proceeds of $1,030,000. The Series B preferred carries a cumulative 6% annual dividend ($1.32 per share, increasing to $3.36 per share, after three years), payable semi-annually (in March and September), if declared, in cash or, at the option of the holder, in shares of common stock valued at 85% of the defined book value as of the prior quarter end, subject to certain limitations. Each share of preferred stock is convertible at any time, at the option of the holder, into four shares of common stock. After three years, the issuer may call the shares at any time, and the holders may annually put to the Company for redemption up to 50% of the shares purchased in this offering, at a price of $26.85 per share.

          Due to the mandatory redemption premium and cumulative dividend features of the Series A and Series B preferred stock, the Company is accreting the redemption premium and estimated incentive payments equally over the minimum holding periods for each series. The Company is also accruing the cumulative dividends for each series as earned. No dividends have been declared or paid since the issuance of the Series A and Series B preferred stock due to the capital and dividend restrictions of the Order. During the year ended December 31, 2002, the Company provided $701,000 for the cumulative accretion and dividends earned by a charge to retained earnings and a corresponding increase to the carrying value of the Series A and Series B preferred stock.

NOTE 12 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

          The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, letters of credit, and interest rate caps and floors written on variable rate loans. Those instruments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the statement of financial condition. The contract or notional amounts of those instruments reflect the extent of the Company's involvement in particular classes of financial instruments.

          The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, and letters of credit are represented by the contractual or notional amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance-sheet instruments.

                                                                                        Contract or notional amount
                                                                                   ----------------- ---- ----------------
                                                                                    December 31,           December 31,
                                                                                        2002                   2001
                                                                                   -----------------      ----------------
                                                                                          (Dollars in thousands)
          Financial instruments and contract amounts which represent credit risk:
          Commitments to extend credit                                                 $   304                $   852
          Unused lines of credit                                                         4,062                  5,376
          Standby letters of credit                                                          -                     10

          Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the customer.

          Unfunded commitments under commercial lines-of-credit, revolving credit lines and overdraft protection agreements are commitments for possible future extensions of credit to existing customers.

          Standby letters of credit and financial guarantees written are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

NOTE 13 - STOCK REPURCHASE PROGRAM

The Company had a Stock Repurchase Program from October 16, 1995 until 2000. Under the program, the Company acquired 2,296 shares of Company common stock, at an aggregate cost of $14,000 in 2001. Since inception of the program, 54,906 of these shares were utilized in the funding of the MRDP, 6,186 shares were used to satisfy options exercised, and 820,254 shares (aggregating 39.5% of issued shares) are held in treasury at December 31, 2002.

NOTE 14 - COMPANY DIVIDEND RESTRICTIONS

          The Bank may not declare or pay a cash dividend on any of its capital stock if the effect thereof would cause the Bank's regulatory capital to be reduced below the amount required for the liquidation account. In addition, the Bank is subject to restrictions on dividends under the Alabama Banking Code, which provides that an Alabama state bank must transfer to surplus each year at least 10% of its net earnings (and thus cannot declare or pay a dividend in excess of 90% of net earnings) until its surplus equals at least 20% of its capital. Furthermore, the Bank must obtain regulatory approval to declare dividends in any calendar year in excess of the total of its net earnings of that year combined with its retained net earnings of the preceding two years, less any required transfers to surplus. As of December 31, 2002 and as incorporated in the Order, the Bank is restricted from paying dividends without the approval of the FDIC and the State Banking Department. Bancshares is also restricted from paying dividends to shareholders without the written approval of the Federal Reserve.

          During the fourth quarter of 2002, the Bank received written consent from the Regulators and paid a $200,000 dividend to Bancshares. Bancshares expects to use the proceeds for interest payments on debt and other corporate expenses.

NOTE 15  - FIRST SOUTHERN BANCSHARES, INC. PARENT COMPANY ONLY
           FINANCIAL STATEMENTS

           Condensed parent company only financial statements for First Southern Bancshares, Inc. are set forth below:

                            CONDENSED BALANCE SHEETS
                             (Dollars in thousands)

                                                                               December 31,           December 31,
                                                                                   2002                   2001
                                                                              --------------         -------------
                                                  ASSETS

           Cash and cash equivalents                                              $   119                $   153
           Investment in wholly-owned subsidiary                                    8,238                  6,365
           Other assets                                                                 1                     10
                                                                                  -------                -------

                   Total assets                                                   $ 8,358                $ 6,528
                                                                                  =======                =======

                                      LIABILITIES AND STOCKHOLDERS' EQUITY

           Liabilities:
           Notes payable to banks                                                 $   750                $   750
           Notes payable to directors                                               1,250                      -
           Other accrued liabilities                                                   24                     40
                                                                                  -------                -------
                   Total liabilities                                                2,024                    790

           Redeemable preferred stock                                               5,190                  4,488
           Stockholders' equity                                                     1,144                  1,250
                                                                                  -------                -------

                   Total liabilities and stockholders' equity                     $ 8,358                $ 6,528
                                                                                  =======                =======

                       CONDENSED STATEMENTS OF OPERATIONS
                    (Dollars in thousands, except share data)

                                                                                     Year Ended December 31
                                                                                --------------------------------
                                                                                    2002                2001
                                                                                ------------         -----------
           INCOME (LOSS)
           Equity in earnings (losses) of wholly-owned subsidiary                 $   776                $(7,598)
           Other                                                                        -                      6
                                                                                  -------                -------
                   Total income (loss)                                                776                 (7,592)

           EXPENSES                                                                   486                    271
                                                                                  -------                -------
           Income (loss) before income taxes                                          290                 (7,863)
           Benefit (provision) for income taxes                                         -                      4
                                                                                  -------                -------
           NET INCOME (LOSS)                                                          290                 (7,867)

           Cumulative dividends and arrearages and premium accretion on
              preferred stock                                                         701                      -
                                                                                  -------                -------

           Basic loss applicable to common shareholders                           $  (411)               $(7,867)
                                                                                  =======                =======
           Basic loss per common share                                            $ (0.33)               $ (6.26)
           Diluted loss per common share                                          $ (0.33)               $ (6.26)
           Dividends per common share                                             $     -                $     -

NOTE 15  - FIRST SOUTHERN BANCSHARES, INC. PARENT COMPANY ONLY
           FINANCIAL STATEMENTS (CONTINUED)

                       CONDENSED STATEMENTS OF CASH FLOWS
                             (Dollars in thousands)

                                                                                   Year Ended December 31,
                                                                             ----------------------------------
                                                                                 2002                   2001
                                                                             -----------            -----------
             CASH FLOWS FROM OPERATING ACTIVITIES:
             Net income (loss)                                               $       290            $    (7,867)
             Adjustments to reconcile net income to net cash provided
                    by operations:
                Equity in (earnings) losses of wholly-owned subsidiary              (776)                 7,598
                Fair value of common stock warrants issued                             8                      -
                Decrease in other assets                                               9                     95
                Decrease in other liabilities                                        (15)                   (23)
                                                                             -----------            -----------

                     Net cash used in operating activities                          (484)                  (197)
                                                                             ------------           -----------

             CASH FLOWS FROM INVESTING ACTIVITIES:
             Dividend from subsidiary bank                                           200                      -
             Capital contributions to subsidiary bank                             (1,000)                (4,250)
                                                                             -----------            -----------

                     Net cash used in investing activities                          (800)                (4,250)
                                                                             -----------            -----------

             CASH FLOWS FROM FINANCING ACTIVITIES:
             Proceeds from borrowings                                              1,250                      -
             Repayments of borrowings                                                  -                    (75)
             Proceeds from issuance of preferred stock (net)                           -                  4,488
             Acquisition of treasury stock                                             -                    (36)
                                                                             -----------            -----------

                     Net cash provided by financing activities                     1,250                  4,377
                                                                             -----------            -----------

             DECREASE IN CASH AND CASH EQUIVALENTS                                   (34)                   (70)

             Cash and cash equivalents at beginning of year                          153                    223
                                                                             -----------            -----------

             Cash and cash equivalents at end of year                        $       119            $       153
                                                                             ===========            ===========

NOTE 16 - CARRYING AMOUNTS AND FAIR VALUE OF FINANCIAL INSTRUMENTS

              The carrying amounts and fair value of financial instruments as of December 31, 2002 and 2001 are summarized as follows:

                                                                   Carrying                      Carrying
                                                                    Amount       Fair Value       Amount        Fair Value
                                                                ------------    ------------------------------------------
                                                                                  (Dollars in thousands)
              Cash and cash equivalents                         $      7,011        $   7,011     $  14,230      $  14,230
              Investment securities                                   15,482           15,482        12,858         12,858
              Mortgage-backed securities                                   -                -         3,230          3,279
              Loans held for sale                                        271              271           821            821
              Loans receivable, net                                   67,640           71,913        90,420         94,499
              Federal Home Loan Bank stock                               684              684         1,866          1,866
              Accrued dividends and interest receivable                  593              593           976            976

              FINANCIAL LIABILITIES
              Deposits:
                  Demand accounts                               $     26,193        $  26,193     $  36,302      $  36,302
                  Certificates of deposit                             54,855           56,381        82,362         84,271
              Advances from Federal Home Loan Bank                     5,738            7,303         5,862          7,242
              Notes payable to banks                                     750              750           750            750
              Notes payable to directors                               1,250            1,250             -              -

              Redeemable preferred stock
                  Series A                                             3,969            3,969         3,388          3,388
                  Series B                                             1,221            1,221         1,100          1,100
              Off-balance sheet commitments                                -                -             -              -

              The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company's various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

          The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it was practicable to estimate the value:

              . Cash and cash equivalents - The carrying amounts of cash and cash equivalents approximates fair value.
              . Investment securities - Fair value was determined based upon quoted market prices and/or dealer quotes.
              . Loans receivable and loans held for sale - For variable rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. Fair values for certain loans with a readily available market are based on quoted market prices of similar loans. The fair value of other loans was estimated using discounted cash flow analyses, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for non-performing loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.
              . Federal Home Loan Bank stock - The carrying value of the Federal Home Loan Bank stock is believed to reasonably reflect its fair value.
              . Accrued dividends and interest receivable - The carrying amount approximates fair value.
              . Deposits - The carrying value of demand deposits and other deposit accounts with no fixed maturity reflects the amount payable on demand and therefore is, by definition, its fair value. Fair values of certificates of deposit were estimated by discounting future cash flows using the rates currently being offered for deposits of similar remaining maturities.
              . Advances from Federal Home Loan Bank and other notes payable - The estimated fair value of Federal Home Loan Bank loan advances and other notes payable was determined by discounting future cash flows using the rates currently being offered on Federal Home Loan Bank advances and bank borrowings having similar characteristics.
              . Redeemable preferred stock - The carrying value of the redeemable preferred stock approximates its fair value.
              . Off-balance sheet financial commitments - The Company had $4.4 million of off-balance sheet financial commitments as of December 31, 2002, which are commitments to originate loans and unused lines of credit. The fair value of commitments to extend credit is estimated based on the amount of unamortized deferred loan commitment fees, if applicable.

NOTE 17 - QUARTERLY DATA (UNAUDITED)

                                                                  (Dollars in thousands, except share data)
                                                                          Years Ended December 31,
                                          -----------------------------------------------------------------------------------------
                                                             2002                                          2001
                                          ------------------------------------------   --------------------------------------------
                                          1/st/ Qtr  2/nd/ Qtr  3/rd/ Qtr  4/th/ Qtr   1/st/ Qtr  2/nd/ Qtr   3/rd/ Qtr  4/th/ Qtr
                                          ------------------------------------------   --------------------------------------------
Interest income                           $1,844     $1,729     $1,577     $1,356      $3,259     $ 2,739     $ 2,295    $ 1,945
Interest expense                           1,078        914        786        613       1,918       1,679       1,563      1,293
                                          ------     ------     ------     ------      ------     -------     -------    -------
Net interest income                          766        815        791        743       1,341       1,060         732        652
Provision for loan losses                    170        113        350          -         813       2,092         599      2,400
                                          ------     ------     ------     ------      ------     -------     -------    -------
Net interest income (expense) after
provision for loan losses                    596        702        441        743         528      (1,032)        133     (1,748)
Noninterest income (expense)                 223        245      1,806        183         200           7          47       (424)
Noninterest expense                        1,306      1,248      1,291      1,076       1,313       1,338       1,623      1,292
                                          ------     ------     ------     ------      ------     -------     -------    -------
Income (loss) before income taxes           (487)      (301)       956       (150)       (585)     (2,363)     (1,443)    (3,464)
Income tax expense (benefit)                   -        (60)        80       (292)       (236)       (933)      2,592     (1,411)
                                          ------     ------     ------     ------      ------     -------     -------    -------

Net income (loss)                           (487)      (241)       876        142        (349)     (1,430)     (4,035)    (2,053)

Cumulative dividends arrearages and
   premium accretion on preferred stock      285        139        139        138           -           -           -          -
                                          ------     ------     ------     ------      ------     -------     -------    -------

Basic income (loss) applicable to
   common shareholders                      (772)      (380)       737          4        (349)     (1,430)     (4,035)    (2,053)
                                          ======     ======     ======     ======      ======     =======     =======    =======

Basic earnings (loss) per common share    $(0.61)    $(0.30)    $ 0.59     $    -      $(0.28)    $ (1.14)    $ (3.21)   $ (1.63)
                                          ======     ======     ======     ======      ======     =======     =======    =======

Diluted earnings (loss) per common share  $(0.61)    $(0.30)    $ 0.53     $    -      $(0.28)    $ (1.14)    $ (3.21)   $ (1.63)
                                          ======     ======     ======     ======      ======     =======     =======    =======

Note: Quarterly amounts may not add to year-to-date due to rounding


NOTE 18 - OTHER MATTERS

              The Company purchases insurance, leases automobiles and contracts for professional services through certain Board members. The total of such expenses amounted to $248,000 in 2002 and $210,000 in 2001.